Exhibit 10.8
NEWFIELD EXPLORATION COMPANY
DEFERRED COMPENSATION PLAN
AS AMENDED AND RESTATED AS OF
JANUARY 1, 2005

NEWFIELD EXPLORATION COMPANY
DEFERRED COMPENSATION PLAN
AS AMENDED AND RESTATED AS OF JANUARY 1, 2005
W I T N E S S E T H:
     WHEREAS, NEWFIELD EXPLORATION COMPANY, adopted the NEWFIELD EXPLORATION COMPANY DEFERRED COMPENSATION PLAN (the “Plan”) effective as of April 1, 1997 and last amended it effective as of December 31, 2002;
     WHEREAS, the Committee has reserved to itself in Section 10.4 the power to amend the Plan; and
     WHEREAS, the Committee desires to make certain amendments to the Plan to bring it into compliance with Section 409A of the Internal Revenue Code of 1986, as amended.
     NOW THEREFORE, the Plan hereby is amended and restated effective as of January 1, 2005, to read as follows:

i

ii

I.
Definitions and Construction
     1.1 Definitions. Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary.
     Account: A memorandum bookkeeping account established on the records of the Company for a Member that is credited with amounts determined in accordance with Article III of the Plan. As of any determination date, a Member’s benefit under the Plan shall be equal to the amount credited to his Account as of such date. A Member shall have a 100% nonforfeitable interest in his Account at all times.
     Board: The Board of Directors of the Company.
     Base Salary: The base rate of cash compensation paid by the Company to or for the benefit of a Member for services rendered or labor performed while a Member including base pay a Member could have received in cash in lieu of (A) deferrals pursuant to Section 3.1 and (B) contributions made on his behalf to any qualified plan maintained by the Company or to any cafeteria plan under Section 125 of the Code maintained by the Company.
     Bonus Compensation: With respect to any Member for a Plan Year, an amount awarded under the Newfield Employee 1993 Incentive Compensation Plan or the Newfield Exploration Company 2003 Incentive Compensation Plan.
     Change of Control: The occurrence of any of the following:
     (1) the Company is not the surviving Person (as such term is defined below in this definition) in any merger, consolidation or other reorganization (or survives only as a subsidiary of another Person);
     (2) the consummation of a merger or consolidation of the Company with another Person pursuant to which less than 50% of the outstanding voting securities of the surviving or resulting corporation are issued in respect of the capital stock of the Company;
     (3) the Company sells, leases or exchanges all or substantially all of its assets to any other Person;
     (4) the Company is to be dissolved and liquidated;
     (5) any Person, including a “group” as contemplated by Section13(d)(3) of the Securities Exchange Act of 1934, acquires or gains ownership or control (including the power to vote) of more than 50% of the outstanding shares of the Company’s voting stock (based upon voting power); or
     (6) as a result of or in connection with a contested election of directors, the Persons who were directors of the Company before such election cease to constitute a majority of the Board.

     Notwithstanding the foregoing, the definition of “Change of Control” shall not include (A) any merger, consolidation, reorganization, sale, lease, exchange, or similar transaction involving solely the Company and one or more Persons that were wholly owned, directly or indirectly, by the Company immediately prior to such event or (B) any event that is not a “change in control” for purposes of Section 409A. For purposes of this definition, “Person” shall mean any individual, partnership, corporation, limited liability company, trust, incorporated or unincorporated organization or association or other legal entity of any kind.
     Code: The Internal Revenue Code of 1986, as amended.
     Committee: The Compensation & Management Development Committee of the Board.
     Company: Newfield Exploration Company.
     Company Deferrals: Deferrals made by the Company on a Member’s behalf pursuant to Section 3.3.
     Company Stock: The common stock of Newfield Exploration Company.
     Effective Date: April 1, 1997.
     Member: Each individual who is a Member pursuant to Article II.
     Plan: The Newfield Exploration Company Deferred Compensation Plan.
     Plan Year: The twelve-consecutive month period commencing January 1 of each year; provided, however, that the first Plan Year shall begin on the Effective Date and shall end on December 31, 1997.
     Section 409A: Section 409A of the Code and any applicable regulations or rulings thereunder.
     Specified Employee: On any date in the applicable period, any employee of the Company or any affiliate of the Company that would be considered a single employer with the Company under Section 414(a) and (b) of the Code who was a “key employee” within the meaning of Section 416(i) of the Code (without regard to paragraph (5) thereof) at any time during the 12-month period ending on the identification date. For the period beginning January 1, 2005 and ending March 31, 2006, the identification date is December 31, 2004. Thereafter, the applicable period is each 12-month period beginning on April 1, 2006 and each subsequent April 1 and the identification date for each such period is the immediately preceding December 31. For example, for the period beginning April 1, 2006, the identification date is December 31, 2005. Specified Employees shall be determined in accordance with Section 409A.
     Trust: The trust, if any, established under the Trust Agreement.
     Trust Agreement: The agreement, if any, entered into between the Company and the Trustee pursuant to Article VIII.

     Trust Fund: The funds and properties, if any, held pursuant to the provisions of the Trust Agreement, together with all income, profits and increments thereto.
     Trustee: The trustee or trustees appointed by the Committee who are qualified and acting under the Trust Agreement at any time.
     1.2 Number and Gender. Wherever appropriate herein, words used in the singular shall be considered to include the plural and words used in the plural shall be considered to include the singular. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender.
     1.3 Headings. The headings of Articles and Sections herein are included solely for convenience, and if there is any conflict between such headings and the text of the Plan, the text shall control.
II.
Participation
     2.1 Participation. Prior to January 1, 2007, Members are those employees of the Company, whose Base Salary exceeds an amount equal to (i) the limitation on elective deferrals provided in Code Section 402(g) ($9,500 for 1997) with such amount to be adjusted automatically to reflect any cost of living adjustment authorized by Section 402(g)(5) of the Code, divided by (ii) the decimal 0.08. However, for periods on or after January 1, 2007, Members are those employees of the Company who are designated by the Committee as eligible to participate in the Plan. The Committee shall notify each employee who is a Member.
     2.2 Cessation of Active Participation. Notwithstanding any provision herein to the contrary, an employee who is a Member shall cease to be entitled to defer Base Salary and/or Bonus Compensation hereunder or receive an allocation of Company Deferrals effective for payroll periods commencing after the first date the employee ceases to be a Member. Any such Committee action shall be communicated to the affected individual prior to the effective date of such action.
III.
Account Credits
     3.1 Base Salary Deferrals. Any Member may elect to defer receipt of an integral percentage of from 1% to 90% of his Base Salary for services to be performed during any Plan Year. A Member’s election to defer receipt of a percentage of his Base Salary for any Plan Year shall be made on or before the last day of the preceding Plan Year; provided, however, a Member’s election to defer receipt of a percentage of his Base Salary for the Plan Year beginning April 1, 1997 shall be made on or before March 31, 1997. Notwithstanding the foregoing, if any individual initially becomes a Member other than on the first day of a Plan Year, and, after December 31, 2004, who is treated under Section 409A as first becoming eligible to participate in an “account balance” plan maintained by the Company, may elect to defer receipt of a percentage of his Base Salary for such Plan Year no later than 30 days after he first becomes a Member. Such election shall apply only to a pro rata portion of his Base Salary for such Plan Year based upon the number of days remaining in such Plan Year after the date of the election divided by 365 (or 366 if a leap year). Any such election after December 31, 2004 shall be effective for payroll periods commencing after the date of the election. Base Salary for a Plan Year not deferred by a Member pursuant to this Section 3.1 shall be received by such Member in cash except as provided by any other plan maintained by the Company. Deferrals of Base Salary under the Plan shall be made before elective deferrals or contributions of Base Salary under any other plan maintained by the Company. Deferrals of Base Salary made by a Member for a Plan Year shall be credited to such Member’s Account as of the date the Base Salary deferrals would have been received by such Member in cash had no deferrals been made pursuant to this Section 3.1. Deferral elections of Base Salary for a Plan Year pursuant to this Section 3.1 shall be irrevocable through the end of the Plan Year for which it is made.
     3.2 Bonus Compensation Deferrals. Any Member may elect to defer receipt of an integral percentage of from 1% to 100% of his Bonus Compensation any Plan Year. Such election may apply to the Member’s current award or deferred award under the Newfield Employee 1993 Incentive Compensation Plan or the Newfield Exploration Company 2003 Incentive Compensation Plan for a Plan Year. A separate election may be made with respect to each type of Bonus Compensation (current or deferred) that otherwise would be paid in cash. A Member’s election to defer receipt of a percentage of his Bonus Compensation for any Plan Year shall be made on or before the last day of the preceding Plan Year. For Bonus Compensation earned with respect to services performed after December 31, 2004, the election to defer Bonus Compensation must be made in the Plan Year preceding the Plan Year in which the bonus period begins. For example, if Bonus Compensation for 2007 is paid in 2008, the election to defer the 2007 Bonus Compensation must be made in 2006. Notwithstanding the foregoing, (1) a Member’s election to defer receipt of a percentage of his Bonus Compensation for the Plan Year beginning April 1, 1997, may be made on or before March 31, 1997 and (2) if any individual initially becomes a Member other than on the first day of a Plan Year, and, after December 31, 2004, such individual is treated under Section 409A as first becoming eligible to participate in an “account balance” plan maintained by the Company, such Member’s election to defer receipt of a percentage of his Bonus Compensation for such Plan Year may be made no later than 30 days after he becomes a Member, but such election shall apply only to a pro rata portion of his Bonus Compensation for such Plan Year based upon the number of complete months remaining in such Plan Year divided by twelve in the case of Bonus Compensation deferred before 2006 and for Bonus Compensation deferred in 2006 and thereafter, based on the number of days remaining in the Plan Year divided by 365. Deferrals of Bonus Compensation under this Plan shall be made before elective deferrals or contributions of Bonus Compensation under any other plan maintained by the Company. Bonus Compensation deferrals made by a Member shall be credited to such Member’s Account as of the date the Bonus Compensation deferral would have been received by such Member had no deferral been made pursuant to this Section 3.2. Deferral elections of Bonus Compensation for a Plan Year pursuant to this Section 3.2 shall be irrevocable.
     3.3 Special Rule for Performance-Based Compensation Bonus. In the event that the Company offers bonus compensation that constitutes “performanced-based compensation” within the meaning of Section 409A, a Member may elect during the enrollment period or any other enrollment period that is at least 6 months before the end of a performance period to defer a percentage (from 1% to 100%) of his performance-based compensation bonus for services performed during a performance period; provided that (i) the performance period must be at least

12 months; (ii) the enrollment period selected by the Company must end at least 6 months before the end of the performance period; (iii) the Member must be a Member continuously from the date upon which the performance criteria for the particular performance period were established through the date of his election; and (iv) at the time of the election, the performance-based compensation bonus is not substantially certain to be paid or is not readily ascertainable.
     3.4 Effect of 401(k) Plan Hardship Withdrawal. Effective January 1, 2007, the deferral election of a Member who has taken a hardship withdrawal pursuant to the Company’s 401(k) plan shall automatically be cancelled effective immediately upon such withdrawal and for the remainder of the Plan Year in which the withdrawal is made and any subsequent Plan Year in which deferrals under the 401(k) plan are suspended. Such Member may recommence participation in the Plan only during an annual enrollment period and his election shall not become effective until the beginning of the Plan Year following the annual enrollment period.
     3.5 Company Deferrals. For each Plan Year during which a Member has made the maximum elective contributions under the Newfield Exploration Company 401(k) Plan pursuant to Section 402(g) of the Code, the Company shall credit a Member’s Account with an amount equal to 100% of the compensation deferrals made by such Member pursuant to Sections 3.1, 3.2, 3.3 or 3.4 of the Plan, with such amounts being limited to 8% of a Member’s Base Salary for such Plan Year and reduced by the amount of Company matching contributions made for the account of the Member under the Newfield Exploration Company 401(k) Plan for such Plan Year or such lesser amount as may be credited consistent with Section 409A. Company Deferrals made on a Member’s behalf shall be credited to his Account in accordance with the procedures established from time to time by the Committee.
     3.6 Earnings Credits. As of the last day of each calendar quarter, a Member’s Account shall be credited with an amount of earnings based upon the balance of such Member’s Account for each day during such calendar quarter and utilizing an interest rate equal to for periods before 2003, the prime-based borrowing rate option established in the Company’s revolving credit facility (or in the absence thereof the prime rate of interest of The Chase Manhattan Bank, N.A. or its successor) and for periods after 2002 and before 2007 the highest coupon rate paid on the Company’s public debt. Interest shall be computed as the average on a daily basis using a 365 or 366 day year as the case may be, and the actual days elapsed (including the first day but excluding the last day) occurring in the calendar quarter for which such interest is payable. So long as there is any balance in a Member’s Account, such Account shall continue to receive earnings credits pursuant to this Section 3.6.
     Beginning January 1, 2007, the Committee from time to time shall select one or more investment funds that will serve as hypothetical investment options for a Member’s Account (“phantom investment funds”). The Committee may establish limits on the portion of an Account that may be hypothetically invested in any phantom investment fund or in any combination of phantom investment funds. Each Member shall elect pursuant to procedures established by the Committee to treat the amounts credited to his Account as if they were invested in one or more phantom investment funds (a “phantom investment election”). A Member may change his phantom investment election in accordance with the Committee’s procedures. Any phantom investment election shall be effective only if made in accordance with the Committee’s procedures. The Committee shall cause the Member’s Account to be adjusted for any earnings and losses as if it were invested in accordance with the Member’s phantom investment election. Such adjustments shall be made until his Account is distributed in full.
IV.
Vesting and In-Service Distributions
     4.1 Vesting. A Member shall be 100% vested in his Account at all times.
     4.2 In-Service Distributions. Except in the case of hardship as described in this Section 4.2, in-service distribution shall not be permitted under the Plan, and Members shall not be permitted to make withdrawals from the Plan prior to termination of employment from the Company. Effective January 1, 2007, a Member may request that the Committee distribute all, or a part of, his Account balance to him or her if he experiences severe financial hardship resulting from an illness or accident of the Member, the spouse of the Member or a dependent (as defined in Section 152(a) of the Code) of the Member, loss of the Member’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Member. The Committee shall have the sole discretion to determine whether to grant a Member’s withdrawal request under this Section 4.2 and the amount to distribute to the Member; provided, however, that no hardship distribution shall be made to a Member under this Section 4.2 to the extent that such hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Member’s assets, to the extent the liquidation of the Member’s assets would not itself cause severe financial hardship, or (iii) by cessation of deferral elections under this Plan. The amount of any distributions pursuant to this Section 4.2 shall be limited to the amount necessary to meet the hardship, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution. Distribution shall be made on the first regularly scheduled pay date that coincides with or immediately follows the first day of the calendar month following the determination by the Committee that a hardship withdrawal will be permitted. Members shall not, at any time, be permitted to borrow from the Plan.
V.
Payment of Benefits
     5.1 Payment Election Generally. In conjunction with the Deferral elections made by a Member pursuant to Sections 3.1, 3.2, 3.3 or 3.4 for each Plan Year, such Member shall elect the form of payment with respect to such Deferral, the Company Deferrals attributable thereto, and the earnings credited thereto. Any such election regarding the form of payment of a Deferral, the Company Deferrals attributable thereto, and the earnings credited thereto shall be irrevocable once made.
     5.2 Special Rule for 409A Transition Period Elections. Notwithstanding the provisions of Section 5.1, during a period in 2006 specified by the Committee, Members shall have a one-time opportunity to change their payment elections in accordance with applicable Section 409A transition guidance; provided that a Member cannot in 2006 defer payments that the member otherwise would receive in 2006 or cause payments that otherwise would be made in a subsequent year to be made in 2006.

     5.3 Time of Benefit Payment. With respect to each Deferral election made by a Member pursuant to Sections 3.1, 3.2, 3.3 or 3.4, such Member shall commence payment of such Deferral, the Company Deferrals attributable thereto, and the earnings credited thereto on the 30th day following the date of the termination or, if such date is not a business day, on the first business day that is at least 30 days after the date of the termination; provided, however, that if the Member is a Specified Employee, such payment shall be made on the date that is 6 months after the date of the termination or on the next business day if such date is not a business day.
     5.4 Form of Benefit Payment. With respect to each Deferral election made by a Member pursuant to Sections 3.1, 3.2, 3.3 or 3.4, such Member shall elect the form of payment with respect to such Deferral, the Company Deferrals attributable thereto and the earnings credited thereto from one of the following forms:
     (a) A lump sum; or
     (b) Installment payments for a period not less than one year and not more than 10 years.
Installment payments shall be paid monthly commencing on the date specified in Section 5.3. The amount of each installment payment shall be determined by multiplying the Deferral, the Company Deferrals attributable thereto, and the earnings credited thereto at the time of payment by a fraction, the numerator of which is one and the denominator of which is the number of remaining installment payments to be made to the Member. In the event the total amount credited to a Member’s Account does not exceed $50,000, the Account shall be paid in a lump sum.
     5.5 Failure to Elect Form of Payment. If a Member fails to elect the form of payment of a Deferral, such Deferral, the Company Deferrals attributable thereto and the earnings credited thereto shall be paid in a lump sum.
     5.6 Death. In the event of a Member’s death at a time when amounts are credited to such Member’s Account, such amounts shall be paid to such Member’s designated beneficiary or beneficiaries at the time set forth in Section 5.3 and in the form elected by the Member pursuant to Section 5.4, or if no election has been made, pursuant to Section 5.5. However, the Member’s designated beneficiary or beneficiaries may request a lump sum payment, to the extent the beneficiary experiences a severe financial hardship resulting from an illness or accident, loss of the property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the beneficiary. The Committee shall have the sole discretion to determine whether to grant a beneficiary’s withdrawal request and the amount to distribute to the beneficiary; provided, however, that no hardship distribution shall be made to a beneficiary to the extent that such hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, or (ii) by liquidation of the beneficiary’s assets, to the extent the liquidation of the beneficiary’s assets would not itself cause severe financial hardship. The amount of any distribution shall be limited to the amount necessary to meet the hardship, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution.

     5.7 Acceleration of Payment. The Committee, in its sole discretion, may accelerate the payment of Member’s Account balance to the Member, or his designated beneficiary in the event of his death, in a lump sum cash payment as soon as administratively practicable after the Committee determines that such acceleration is necessary under one or more of the following:
     (a) to fulfill a domestic relations order (as defined in Code Section 414(p)(1)(B)) requirement to pay an individual other than the Member;
     (b) as necessary to comply with a certificate of divestiture (as defined in Code Section 1043(b)(2)) related to a conflict of interest exception under Section 409A;
     (c) to pay the Federal Insurance Contributions Act (FICA) tax imposed under Code Sections 3101 and 3121(a) and (v) on compensation deferred under the Plan (the “FICA Amount”) and the income tax at source on wages imposed under Code Section 3401 or the corresponding withholding provisions of applicable state, local or foreign tax laws as a result of the payment of the FICA Amount and the additional income tax at source on wages attributable to the pyramiding of Code Section 3401 wages and taxes; provided, however, that the acceleration permitted under this paragraph (c) shall not exceed the aggregate of the FICA Amount and the income tax withholding related to such FICA Amount;
     (d) to the extent that the Committee determines that the Plan fails to satisfy the requirements of Section 409A; provided, however, that such distribution shall not exceed the amount required to be included in income as a result of the failure to comply; and
     (e) upon termination of the Plan, but only to the extent then permitted under Section 409A.
     5.8 Designation of Beneficiaries. (a) Each Member shall have the right to designate the beneficiary or beneficiaries to receive distribution of his Account in the event of his death. Each such designation shall be made by executing the beneficiary designation form prescribed by the Committee and filing it with the Committee. Any such designation may be changed at any time by execution of a new designation in accordance with this Section 5.8.
     If no such designation is on file with the Committee at the time of the death of the Member or such designation is not effective for any reason as determined by the Committee, then the designated beneficiary or beneficiaries to receive the distribution shall be as follows:
     (a) If a Member leaves a surviving spouse, his distribution shall be paid to such surviving spouse; or
     (b) If a Member leaves no surviving spouse, his distribution shall be paid to such Member’s executor or administrator, or to his heirs at law if there is no administration of such Member’s estate.
     5.9 Unclaimed Benefits. If the Committee is unable to locate a Member or beneficiary entitled to a distribution hereunder, upon the Committee’s determination thereof, such Member’s or beneficiary’s Account shall be forfeited to the Company. Notwithstanding the foregoing, if subsequent to any such forfeiture the Member or beneficiary to whom such distribution is payable makes a valid claim for such distribution, such forfeited Account shall be restored, without the crediting of interest subsequent to the forfeiture, and the balance of such Account shall be distributed to such Member or beneficiary as soon as administratively practicable.
     5.10 Delay of Payments Under Certain Circumstances. to the extent permitted by Section 409A, the Committee, in its discretion, may delay payment to a date after the payment date designated in such paragraphs under any of the following circumstances:
     (a) Payments Made As Soon As Practicable After the Specified Date. Payments will be made as soon as practicable after the date specified in Section 5.3 and in any event within the same calendar year or, if later, by the fifteenth day of the third calendar month following the date specified in Section 5.3.
     (b) Payments that Would Violate a Loan Covenant or Similar Contractual Requirement. Payment will be delayed where the Committee reasonably anticipates that the making of the payment will violate a term of a loan agreement or other similar contract to which the Company or another participating employer is a party and such violation will cause material harm to the Company or such other employer; provided that the delayed payment is made at the earliest date at which the Committee reasonably anticipates that the making of the payment will not cause such violation, or such violation will not cause material harm to the Company or such an employer, and provided that the facts and circumstances indicate that the Company or such employer entered into such loan agreement or other similar contract for legitimate business reasons and not to avoid the restrictions on deferral elections and subsequent deferral elections under Section 409A.
     (c) Payments that Would Violate Federal Securities Laws or Other Applicable Law. Payment will be delayed where the Committee reasonably anticipates that the making of the payment will violate federal securities laws or other applicable law; provided that the delayed payment is made at the earliest date at which the Committee reasonably anticipates that the making of the payment will not cause such violation.
VI.
Administration of the Plan
     6.1 Committee Powers and Duties. The general administration of the Plan shall be vested in the Committee. The Committee shall supervise the administration and enforcement of the Plan according to the terms and provisions hereof and shall have all powers necessary to accomplish these purposes, including, but not by way of limitation, the right, power, authority, and duty:
     (a) To make rules, regulations, and bylaws for the administration of the Plan that are not inconsistent with the terms and provisions hereof, and to enforce the terms of the Plan and the rules and regulations promulgated thereunder by the Committee;
     (b) To construe in its discretion all terms, provisions, conditions, and limitations of the Plan;

     (c) To correct any defect or to supply any omission or to reconcile any inconsistency that may appear in the Plan in such manner and to such extent as it shall deem in its discretion expedient to effectuate the purposes of the Plan;
     (d) To employ and compensate such accountants, attorneys, investment advisors, and other agents, employees, and independent contractors as the Committee may deem necessary or advisable for the proper and efficient administration of the Plan;
     (e) To determine in its discretion all questions relating to eligibility;
     (f) To determine whether and when there has been a termination of a Member’s employment with the Company, and the reason for such termination;
     (g) To make a determination in its discretion as to the right of any person to a benefit under the Plan and to prescribe procedures to be followed by distributees in obtaining benefits hereunder; and
     (h) To receive and review reports from the Trustee as to the financial condition of the Trust Fund, if any, including its receipts and disbursements.
     6.2 Self-Interest of Members. No member of the Committee shall have any right to vote or decide upon any matter relating solely to himself under the Plan or to vote in any case in which his individual right to claim any benefit under the Plan is particularly involved. In any case in which a Committee member is so disqualified to act and the remaining members cannot agree, the remaining members of the Committee shall appoint a temporary substitute member to exercise all the powers of the disqualified member concerning the matter in which he is disqualified.
     6.3 Claims Review. Claims for Plan benefits and reviews of Plan benefit claims which have been denied or modified will be processed in accordance with the written Plan claims procedures established by the Committee, which procedures are hereby incorporated by reference as a part of the Plan.
     (a) State the specific reason or reasons for the denial or modification;
     (b) Provide specific reference to pertinent Plan provisions on which the denial or modification is based;
     (c) Provide a description of any additional material or information necessary for the Member, his beneficiary, or representative to perfect the claim and an explanation of why such material or information is necessary; and
     (d) Explain the Plan’s claim review procedure as contained herein.
     In the event a claim for Plan benefits is denied or modified, if the Member, his beneficiary, or a representative of such Member or beneficiary desires to have such denial or modification reviewed, he must, within sixty days following receipt of the notice of such denial or modification, submit a written request for review by the Committee of its initial decision. In connection with such request, the Member, his beneficiary, or the representative of such Member or beneficiary may review any pertinent documents upon which such denial or modification was based and may submit issues and comments in writing. Within sixty days following such request for review the Committee shall, after providing a full and fair review, render its final decision in writing to the Member, his beneficiary or the representative of such Member or beneficiary stating specific reasons for such decision and making specific references to pertinent Plan provisions upon which the decision is based. If special circumstances require an extension of such sixty-day period, the Committee’s decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review. If an extension of time for review is required, written notice of the extension shall be furnished to the Member, beneficiary, or the representative of such Member or beneficiary prior to the commencement of the extension period.
     6.4 Company to Supply Information. The Company shall supply full and timely information to the Committee, including, but not limited to, information relating to each Member’s compensation, age, retirement, death, or other cause of termination of employment and such other pertinent facts as the Committee may require. The Company shall advise the Trustee, if any, of such of the foregoing facts as are deemed necessary for the Trustee to carry out the Trustee’s duties under the Plan and the Trust Agreement. When making a determination in connection with the Plan, the Committee shall be entitled to rely upon the aforesaid information furnished by the Company.
     6.5 Indemnity. The Company shall indemnify and hold harmless each member of the Committee against any and all expenses and liabilities arising out of his administrative functions or fiduciary responsibilities, including any expenses and liabilities that are caused by or result from an act or omission constituting the negligence of such member in the performance of such functions or responsibilities, but excluding expenses and liabilities that are caused by or result from such member’s own gross negligence or willful misconduct. Expenses against which such member shall be indemnified hereunder shall include, without limitation, the amounts of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof.
VII.
Administration of Funds
     7.1 Payment of Expenses. All expenses incident to the administration of the Plan and Trust, including but not limited to, legal, accounting, Trustee fees, and expenses of the Committee, may be paid by the Company and, if not paid by the Company, shall be paid by the Trustee from the Trust Fund, if any.
     7.2 Trust Fund Property. All income, profits, recoveries, contributions, forfeitures and any and all moneys, securities and properties of any kind at any time received or held by the Trustee, if any, shall be held for investment purposes as a commingled Trust Fund pursuant to the terms of the Trust Agreement. The Committee shall maintain one or more Accounts in the name of each Member, but the maintenance of an Account designated as the Account of a Member shall not mean that such Member shall have a greater or lesser interest than that due him by operation of the Plan and shall not be considered as segregating any funds or property from any other funds or property contained in the commingled fund. No Member shall have any title to any specific asset in the Trust Fund, if any.
VIII.
Nature of the Plan
     The Company intends and desires by the adoption of the Plan to recognize the value to the Company of the past and present services of employees covered by the Plan and to encourage and assure their continued service with the Company by making more adequate provision for their future retirement security. The Plan is intended to constitute an unfunded, unsecured plan of deferred compensation for a select group of management or highly compensated employees of the Company. Plan benefits herein provided are to be paid out of the Company’s general assets. The Plan constitutes a mere promise by the Company to make benefit payments in the future and Members have the status of general unsecured creditors of the Company. Nevertheless, subject to the terms hereof and of the Trust Agreement, if any, the Company may transfer money or other property to the Trustee and the Trustee shall pay Plan benefits to Members and their beneficiaries out of the Trust Fund.
     The Committee, in its sole discretion, may establish the Trust and direct the Company to enter into the Trust Agreement and adopt the Trust for purposes of the Plan. In such event, the Company shall remain the owner of all assets in the Trust Fund and the assets shall be subject to the claims of the Company’s creditors if the Company ever becomes insolvent. For purposes hereof, the Company shall be considered “insolvent” if (a) the Company is unable to pay its debts as they become due, or (b) the Company is subject to a pending proceeding as a debtor under the United Sates Bankruptcy Code (or any successor federal statute). The chief executive officer of the Company and its Board shall have the duty to inform the Trustee in writing if the Company becomes insolvent. Such notice given under the preceding sentence by any party shall satisfy all of the parties’ duty to give notice. When so informed, the Trustee shall suspend payments to the Members and hold the assets for the benefit of the Company’s general creditors. If the Trustee receives a written allegation that the Company is insolvent, the Trustee shall suspend payments to the Members and hold the Trust Fund for the benefit of the Company’s general creditors, and shall determine within the period specified in the Trust Agreement whether the Company is insolvent. If the Trustee determines that the Company is not insolvent, the Trustee shall resume payments to the Members. No Member or beneficiary shall have any preferred claim to, or any beneficial ownership interest in, any assets of the Trust Fund.
IX.
Participating Employers
     The Committee may designate any entity or organization eligible by law to participate in this Plan as an Employer by written instrument delivered to the Secretary of the Company and the designated Employer. Such written instrument shall specify the effective date of such designated participation, may incorporate specific provisions relating to the operation of the Plan which apply to the designated Employer only and shall become, as to such designated Employer and its employees, a part of the Plan. Each designated Employer shall be conclusively presumed to have consented to its designation and to have agreed to be bound by the terms of the Plan and any and all amendments thereto upon its submission of information to the Committee required by the terms of or with respect to the Plan; provided, however, that the terms of the Plan may be modified so as to increase the obligations of an Employer only with the consent of such Employer, which consent shall be conclusively presumed to have been given by such Employer upon its submission of any information to the Committee required by the terms of or with respect to the Plan. Except as modified by the Committee in its written instrument, the provisions of this Plan shall be applicable with respect to each Employer separately, and amounts payable hereunder shall be paid by the Employer which employs the particular Member, if not paid from the Trust Fund.
X.
Miscellaneous
     10.1 Not Contract of Employment. The adoption and maintenance of the Plan shall not be deemed to be a contract between the Company and any person or to be consideration for the employment of any person. Nothing herein contained shall be deemed to give any person the right to be retained in the employ of the Company or to restrict the right of the Company to discharge any person at any time nor shall the Plan be deemed to give the Company the right to require any person to remain in the employ of the Company or to restrict any person’s right to terminate his employment at any time.
     10.2 Alienation of Interest Forbidden. The interest of a Member or his beneficiary or beneficiaries hereunder may not be sold, transferred, assigned, or encumbered in any manner, either voluntarily or involuntarily, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be null and void; neither shall the benefits hereunder be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person to whom such benefits or funds are payable, nor shall they be an asset in bankruptcy or subject to garnishment, attachment or other legal or equitable proceedings.
     10.3 Withholding. All deferrals and payments provided for hereunder shall be subject to applicable withholding and other deductions as shall be required of the Company under any applicable local, state or federal law.
     10.4 Amendment and Termination. The Committee may from time to time, in its discretion, amend, in whole or in part, any or all of the provisions of the Plan; provided, however, that no amendment may be made that would impair the rights of a Member with respect to amounts already allocated to his Account except that an amendment to change phantom investment options or an amendment that the Committee determines is necessary or desirable to comply with Section 409A shall not require the consent of any Member. The Committee may terminate the Plan at any time. Any such amendment to or termination of the Plan shall be in writing and signed by a member of the Committee.
     10.5 Severability. If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable and the Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

     10.6 Governing Laws. All provisions of the Plan shall be construed in accordance with the laws of Texas except to the extent preempted by federal law.
     10.7 Change of Control. Notwithstanding any provision of this Plan to the contrary, the Company, by resolution of the Committee, shall have the full discretion and power to terminate the Plan within 30 days preceding or 12 months after a Change of Control of the Company and, in the event of such termination, the Company shall distribute each Member’s account within 12 months of the date of such termination.
     10.8 Compliance with Section 409A. The Company intends that this Plan by its terms and in operation meet the requirements of Section 409A so that compensation deferred under this Plan (and applicable investment earnings) shall not be included in income under Section 409A. Any ambiguities in this Plan shall be construed to effect this intent. If any provision of this Plan is found to be in violation of Section 409A, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render such provision in conformity with Section 409A, or shall be deemed excised from this Plan, and this Plan shall be construed and enforced to the maximum extent permitted by the Section 409A as if such provision had been originally incorporated in this Plan as so modified or restricted, or as if such provision had not been originally incorporated in this Plan, as the case may be.